Exhibit 3.2

2011 RESTATED BYLAWS
OF
ESCO CORPORATION

Article 1
Shareholders Meetings

1.1                               Annual Meeting.  The annual meeting of the shareholders is held on the fourth Thursday in May of each year at 9:00 a.m., Pacific time, unless a different date or time is fixed by the board of directors and stated in the notice of the meeting.

1.2                               Special Meetings.  Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the board of directors.

1.3                               Place of Meetings.  Meetings of the shareholders may be held at any place in or out of Oregon designated by the board of directors.

1.4                               Notice of Shareholder Business and Nominations.

(a)                                 Annual Meetings of Shareholders.

(1)                                  Only business properly brought before an annual meeting of shareholders, including nominations of persons for election to the board of directors, may be conducted at the meeting.  To be properly brought before an annual meeting, business must be brought pursuant to the corporation’s notice of meeting or any supplement to the corporation’s notice of meeting;

(i)                                     by or at the direction of the board of directors; or

(ii)                                  by any shareholder of the corporation who (A) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf the business is proposed, only if the beneficial owner was the beneficial owner of shares) of the corporation when the notice provided for in this section 1.4 is delivered to the secretary of the corporation, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures set forth in section 1.4(a)(2)-(3). This clause (ii) is the exclusive means for a shareholder to nominate director candidates or submit or propose other business before an annual meeting of shareholders, except that, if the corporation has a class of securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”), a proposal or nomination properly brought under Rule 14a-8 of the Exchange Act that is included in the corporation’s notice of meeting satisfies the notice requirements set forth in these bylaws.

(2)                                  For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to section 1.4(a)(1)(ii), the shareholder must have given timely written notice of the nomination or other business to the corporation’s secretary, and the other business must be a proper matter for shareholder action as determined by the board of directors.  To be timely, notice must be delivered to the secretary at the corporation’s principal executive offices at least 90 days, and no earlier than 120 days, before the first anniversary of the preceding year’s annual meeting.  However, if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, notice must be delivered no earlier than 120 days before the annual meeting and no later than the later of 90 days before the annual meeting or 10 days following the day on which public announcement of the date of the meeting is first made by the corporation.  The public announcement of an adjournment or postponement of an annual meeting of shareholders does not commence a new time period, or extend any time period, for the giving of a shareholder’s notice described above.  The shareholder’s notice must set forth the information required by section 1.4(c) or it will not be considered timely.

(3)                                  Notwithstanding the second and third sentences of section 1.4(a)(2)  to the contrary, if the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this section 1.4 will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to the secretary at the principal executive offices of the corporation not later than 10 days after the public announcement of the date of the meeting.

(b)                                 Special Meetings of Shareholders.

(1)                                  The only business that may be conducted at a special meeting of shareholders is the business described in the corporation’s notice of meeting.  Nominations of persons for election to the board of directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the corporation’s notice of meeting only:

(i)                                     by or at the direction of the board of directors; or

(ii)                                  by any shareholder of the corporation who (A) is a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if the beneficial owner was the beneficial owner of shares) when the notice provided for in this section 1.4(b) is delivered to the secretary of the corporation, (B) is entitled to vote at the special meeting, and (C) complies with the notice procedures set forth in this section 1.4.

(2)                                  If a special meeting of shareholders is called to elect one or more directors to the board of directors, any shareholder entitled to vote in the election of directors may nominate a person or persons, as the case may be, for election to such position(s) as specified in the corporation’s notice of meeting if the shareholder’s notice required by section 1.4(c) with respect to any nomination, including the completed and signed questionnaire and representation and agreement required by section 1.4(c)(4), is delivered to the secretary at the principal executive offices of the corporation not later than 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at the meeting.  An adjournment or the public announcement of a postponement of a special meeting does not commence a new time period, or extend any time period, for the giving of a shareholder’s notice described above.

(c)                                  Information Required in Shareholder Notice.  A shareholder notice given pursuant to this section 1.4 must contain the following information:

(1)                                  as to each person the shareholder proposes to nominate for election or re-election as a director:

(i)                                     all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required, in each case pursuant to Section 14 under the Exchange Act and the rules and regulations promulgated thereunder (including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(ii)                                  a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the shareholder and beneficial owner on whose behalf the nomination is made, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of that item and the nominee were a director or executive office of such registrant;

(2)                                  as to any business other than a nomination of a director or directors that the shareholder proposes to bring before the annual meeting:

(i)                                     a brief description of the business desired to be brought before the annual meeting;

(ii)                                  the text of the proposal or business, including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment;

(iii)                               the reasons for conducting the business at the annual meeting and any material interest in the business of the shareholder and any beneficial owner on whose behalf the proposal is made; and

(iv)                              a description of all agreements, arrangements, and understandings between the shareholder and beneficial owner, if any, and any other person or persons, including their names, in connection with the proposal of such business by such shareholder;

(3)                                  as to the shareholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made:

(i)                                     the name and address of the shareholder, as they appear on the corporation’s books, and of the beneficial owner;

(ii)                                  (A) the class and number of shares of capital stock of the corporation owned beneficially and of record by the shareholder and the beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by the shareholder or beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which the shareholder or beneficial owner, if any, has a right to vote any shares of any security of the corporation, (D) any short interest in any security of the corporation (for purposes of these bylaws, a person is deemed to have a short interest in a security if the person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividend on the shares of the corporation owned beneficially by the shareholder or beneficial owner, if any, that are separated or separable from the underlying shares of the corporation, (F) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the shareholder or beneficial owner, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees, other than asset-based fees, that the shareholder or beneficial owner, if any, is entitled to based on any increase or decrease in the value of the shares of the corporation or Derivative Instruments, if any, as of the date of the notice, including without limitation any interests held by members of the shareholder’s or beneficial owner’s immediate family sharing the same household, which information must be supplemented by the shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date;

(iii)                               a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination;

(iv)                              a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to (A) deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (B) otherwise solicit proxies from shareholders in support of the proposal or nomination;

(v)                                 any other information relating to the shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 under the Exchange Act and the rules and regulations thereunder; and

(vi)                              any other information the corporation reasonably requires that any proposed nominee furnish to the corporation to determine the eligibility of the proposed nominee to serve as a director of the corporation;

(4)                                  with respect to each nominee for election or reelection to the board of directors, a completed questionnaire with respect to the background and qualification of the person and the background of any other person or entity on whose behalf the nomination is being made, which questionnaire the secretary shall provide upon written request, and a written representation and agreement, in the form provided by the secretary upon written request, that the person:

(i)                                     is not and will not become a party to (A) any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (B) any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties to the corporation and its shareholders under applicable law;

(ii)                                  is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director of the corporation that has not been disclosed therein; and

(iii)                               in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the corporation.

(d)                                 General.

(1)                                  Only persons nominated in accordance with the procedures set forth in this section 1.4 are eligible to be elected at an annual or special meeting of shareholders of the corporation to serve as directors, and only the business that has been brought before the meeting in accordance with the procedures set forth in this section 1.4 may be conducted at a meeting of the shareholders.  Except as otherwise provided by law, the chairman of the meeting has the power and duty to (i) determine whether a nomination or any business proposed to be brought before an annual or special meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this section 1.4 and (ii) if any proposed nomination or business is not in compliance with this section 1.4 (including whether the shareholder or any beneficial owner on whose behalf the nomination or proposal is made solicits, or is part of a group which solicits, or fails to solicit, as the case may be, proxies in support of the shareholder’s nominee or proposal in compliance with the shareholder’s representation as required by section 1.4(c)(3)(iv)), to declare that the nomination will be disregarded or that the proposed business will not be transacted.

(2)                                  For purposes of this section 1.4, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Business Wire, Associated Press, PR Newswire, or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(3)                                  Notwithstanding the foregoing provisions of these bylaws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these bylaws.  However, (i) any references in these bylaws to the Exchange Act or the rules thereunder are not intended to and do not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to section 1.4(a)(1)(ii) or section 1.4(b) and (ii) irrespective of whether or not the corporation is subject to Regulation 14A under the Exchange Act, a shareholder shall provide the information required in section 1.4(c) as if the corporation were subject to Regulation 14A.  Nothing in these bylaws is deemed to affect any rights (i) of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock if, and to the extent, provided for under law, the articles of incorporation, or these bylaws.

1.5                               Conduct of Meetings.

(a)                                 Chairman of the Meeting.  The chairman of the board and the chief executive officer, in that order, or in their absence, a person designated by the board of directors, shall preside at shareholder meetings as the chairman of the meeting.  The chairman of the meeting determines, and announces at the meeting, the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting.

(b)                                 Rules.  The board of directors may adopt by resolution any rules for the conduct of the meeting of shareholders as it deems appropriate.  Except to the extent inconsistent with rules adopted by the board of directors, the chairman of a meeting of shareholders has the exclusive right and authority to prescribe rules and procedures, and to perform all acts as, in the judgment of the chairman, are appropriate for the proper conduct of the meeting.  The rules or procedures, whether adopted by the board of directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the corporation, their duly authorized and constituted proxies, or any other persons as the chairman of the meeting determines; (iv) restrictions on entry to the meeting after the time fixed for its commencement; and (v) limitations on the time allotted to questions or comments by participants.  Unless and to the extent otherwise determined by the board of directors or the chairman of the meeting, meetings of shareholders are not required to be held in accordance with the rules of parliamentary procedure.

(c)                                  Adjournment.  Any annual or special meeting of shareholders, whether or not a quorum is present, may be adjourned only by the chairman of the meeting from time to time to reconvene at the same or some other time, date, and place, and notice need not be given of any adjourned meeting if the time, date, and place are announced at the meeting at which the adjournment occurs.  The shareholders present at a meeting do not have authority to adjourn the meeting.  At the adjourned meeting at which a quorum is present, the shareholders may transact any business which might have been transacted at the original meeting. If after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting.

Article 2
Board of Directors

2.1                               Number, Election, and Term.  The number of directors who constitute the whole board is the number designated by the board of directors, except that the number shall be at least six and no more than twelve.  Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of the decrease, there are vacancies on the board of directors that are being eliminated by the decrease. Except as otherwise provided in the corporation’s articles of incorporation, directors are elected by a plurality of the votes cast at any meeting of shareholders.  The board of directors is divided into three classes.  Each director is elected to serve until the third annual meeting of shareholders following his or her election and until his or her successor is elected and qualified, except as otherwise provided in these bylaws or required by law.

2.2                               Chairman of the Board.  The board of directors may appoint one of its members as chairman of the board.  The chairman of the board shall preside at all meetings of the board of directors and shareholders and shall perform any other duties and responsibilities prescribed by the board of directors.

2.3                               Regular Meetings.  Unless changed by notice from the chairman of the board, a regular meeting of the board of directors shall be held without notice other than this bylaw immediately after, and at the same place as, the annual meeting of shareholders.

2.4                               Special Meetings.  Special meetings of the board of directors may be called by the chairman of the board, the chief executive officer or a majority of the directors.  The person or persons authorized to call special meetings of the board of directors may fix any place in or out of Oregon as the place for holding any special meeting of the board of directors called by them.

2.5                               Notice.  Notice of the date, time, and place of any special meeting of the board of directors shall be given at least 24 hours prior to the meeting by notice communicated in person, by mail or private carrier, or by electronic transmission.  If given by mail or private carrier, notice is effective at the earliest of (a) when received; (b) three days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid, and correctly addressed; or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee.  If given by electronic transmission, notice is effective when it is sent.

2.6                               Resignation.  A director may resign only by delivering written notice to the board of directors, the chairman of the board, or the corporation.  Written notice to the board of directors shall be made by delivery of written notice to the chairman of the board or to the chairman of the nominating and corporate governance committee, in each case with a copy of the notice promptly delivered to the secretary of the corporation or any other officer designated by the board of directors.  Written notice to the corporation shall be made by delivery of written notice to the secretary of the corporation or to any other officer designated by the board of directors.  Unless the notice specifies a later effective date, a resignation notice shall be effective upon the earlier of (a) receipt, (b) three days after its deposit in the United States mails, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by addressee.  Once delivered, a resignation notice is irrevocable unless revocation is permitted by the board of directors.

Article 3
Officers

3.1                               Appointment.  The board of directors at its first meeting following its election each year shall appoint a president and a secretary.  The board of directors may appoint any other officers, assistant officers, and agents.  Any two or more offices may be held by the same person. The board of directors may delegate to the chief executive officer the authority to appoint one or more other officers.

3.2                               Term.  The term of office of any officer commences upon appointment and continues until a successor is appointed or until resignation or removal.

3.3                               Removal; Resignation.  Any officer or agent appointed by the board of directors or the chief executive officer may be removed by the board of directors at any time with or without cause. Any officer or agent appointed by the chief executive officer may be removed by the chief executive officer at any time with or without cause.  An executive officer may resign only by delivering written notice to the corporation.  Notice to the corporation shall be made by delivery of written notice to the secretary of the corporation or to any other officer designated by the board of directors.  “Executive officer” means the chief executive officer, the chief financial officer, the president, the principal accounting officer, the chief operating officer, and any other officer designated by the board of directors.

3.4                               Chief Executive Officer.  Unless otherwise determined by the board of directors, the chief executive officer, if an officer with that title is appointed, is the chief executive officer of the corporation and, subject to the control of the board of directors, responsible for the general operation of the corporation.  The chief executive officer has any other duties and responsibilities prescribed by the board of directors.  Unless otherwise determined by the board of directors, the chief executive officer has authority to vote any shares of stock owned by the corporation and to delegate that authority to any other officer.

3.5                               President.  If no other officer is serving as the chief executive officer of the corporation, the president will be the chief executive officer of the corporation and, subject to the control of the board of directors, responsible for the general operation of the corporation.  The president has any other duties and responsibilities prescribed by the board of directors or by the officer designated chief executive officer by the board of directors.

3.6                               Vice Presidents.  Each vice president shall perform duties and responsibilities prescribed by the board of directors or the chief executive officer.  The board of directors or the chief executive officer may confer a special title upon a vice president.

3.7                               Secretary.  The secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any duties prescribed by the board of directors or the chief executive officer.

Article 4
Indemnification

The corporation shall indemnify to the fullest extent authorized by the Oregon Business Corporation Act, as amended from time to time (the “Act”), any current or former director or officer of the corporation who is made, or threatened to be made, a party to an action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other (including an action, suit, or proceeding by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director, officer, employee, or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, or other enterprise.  The corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director or officer in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under this Article and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article.  No amendment to these bylaws that limits the corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later to occur of the effective date of the amendment or the date notice of the amendment is given to the person.  This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents, and fiduciaries that may be included in the Articles of Incorporation or any statute, bylaw, agreement, general or specific action of the board of directors, vote of shareholders, or other document or arrangement.

Article 5
Issuance of Shares and Share Certificates

5.1                                 Adequacy of Consideration.  The authorization by the board of directors of the issuance of shares for stated consideration shall evidence a determination by the board that such consideration is adequate.

5.2                                 Certificates for Shares.

(a)                                  The corporation’s capital stock may be represented by stock certificates or may be uncertificated, in accordance with Section 60.164 of the Act, as determined by any officer of the corporation.

(b)                                 Certificates representing shares of the corporation shall be signed, either manually or in facsimile, by two officers of the corporation, at least one of whom shall be the chief executive officer, president, or a vice president, and may be sealed with the seal of the corporation, if any, or a facsimile thereof.  All certificates for shares shall be consecutively numbered or otherwise identified.  The signatures of officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or any assistant transfer agent or registered by a registrar, other than the corporation itself or an employee of the corporation.

Article 6
Amendments

These bylaws may be amended or repealed and new bylaws may be adopted by the board of directors or by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding capital stock of the corporation, voting as a single voting group.

Adopted:  April 29, 2011